Exhibit 10.02

SUBLEASE

This Sublease (“Sublease”) is entered into as of September 24, 2009, by and between Dimensional Fund Advisors LP, a Delaware limited partnership (“Sublandlord”), and Demand Media, Inc., a Delaware corporation (“Subtenant”), with reference to the following facts:

R E C I T A L S

A.                                   Sublandlord, as successor in interest to Dimensional Fund Advisors Inc., through conversion, is the “Lessee” under that certain Office Lease dated January 15, 1985 (“Original Lease”), which Original Lease has been amended by that certain (i) First Amendment to Lease dated June 30, 1989 (“First Amendment’), (ii) Second Amendment to Lease dated December 12, 1994 (“Second Amendment”) [subsequently deleted in the Fifth Amendment (as defined hereinafter)], (iii) Third Amendment to Lease dated February 20, 1997 (“Third Amendment”), (iv) Fourth Amendment to Lease dated November 10, 1997 (“Fourth Amendment”), (v) Fifth Amendment to Lease dated May 27, 1999 (“Fifth Amendment”), letter dated November 15, 2000, (vi) Sixth Amendment to Lease dated November 20, 2002 (“Sixth Amendment”), (vii) Commencement Letter dated April 24, 2003, (viii) Seventh Amendment to Lease dated March 30, 2004 (“Seventh Amendment”), (ix) Eighth Amendment to Lease dated August 27, 2004 (“Eighth Amendment”), (x) Ninth Amendment to Lease dated June 9, 2005 (“Ninth Amendment”), and (xi) Tenth Amendment to Lease dated June 9, 2005 (“Tenth Amendment” and collectively with the Original Lease and all of the other documents referenced above, the “Master Lease”), between Sublandlord and CA-Wilshire Palisades Limited Partnership, a Delaware limited partnership (“Master Landlord”), as ultimate successor in interest to Tele/TAC Associates, the originally named “Lessor” under the Original Lease.  Pursuant to the Master Lease, Sublandlord leases approximately 73,031 rentable square feet of the ground, fourth, fifth, tenth and eleventh floors (“Premises”) of that certain building commonly identified as 1299 Ocean Avenue (“Building”) in the City of Santa Monica, State of California.

B.                                     A true copy of the Master Lease, redacted to delete certain financial terms and omitting certain sections and lease amendments which do not apply to this Sublease, is attached to this Sublease and marked as Exhibit A.

C.                                     Sublandlord desires to sublease to Subtenant the fifth floor of the Premises commonly identified as Suite 500 of the Building (“Subleased Premises”), and Subtenant desires to sublease from Sublandlord the Subleased Premises, upon the terms and conditions set forth in this Sublease.

D.                                    All initially capitalized terms not otherwise defined in this Sublease shall have the meanings ascribed to such terms in the Master Lease.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained in this Sublease, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.                                       Subleasing of the Premises.  Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases and hires from Sublandlord, the Subleased Premises upon and subject to the terms and conditions set forth in this Sublease.  Sublandlord and Subtenant agree that the rentable area of the Subleased Premises for purposes of this Sublease shall be deemed to be 19,320 rentable square feet; provided, however, if the square footage of the Subleased Premises is remeasured by Master Landlord and/or Sublandlord pursuant to the terms of the Master Lease and the square footage of the Subleased Premises is deemed to be less than that stated above, the square footage of the Subleased Premises and all amounts and figures set forth herein based thereon shall be revised accordingly.

2.                                       Sublease Term.  The term of this Sublease (“Sublease Term”) shall commence as of December 1, 2009 (“Sublease Commencement Date”), and shall expire on April 30, 2013 (“Sublease Expiration Date”).  Notwithstanding anything herein or in the Master Lease to the contrary, Subtenant shall have no right or option to extend the Sublease Term beyond the Sublease Expiration Date.  Subtenant acknowledges that the Sublandlord currently occupies the Subleased Premises and that from and after the date hereof and until November 16, 2009, Subtenant shall have no right to access the Subleased Premises.  During the period from November 16, 2009 until the Sublease Commencement Date, Subtenant may have access to the Subleased Premises, but Subtenant may not operate for business in the Subleased Premises.  Prior to any entry by Subtenant or its representatives, Subtenant shall provide Sublandlord the certificates of insurance required pursuant to Paragraph 15 below.  Subtenant shall have no right to commence any work of improvement or alteration to the Subleased Premises, including the installation of any cabling or communications equipment, until the consent of Master Landlord and Sublandlord have been obtained as provided in Paragraph 4 below.  In no event shall any Subtenant work affect any Building systems or Sublandlord’s telephone or telecommunications equipment and cabling.  If Master Landlord does not consent to this Sublease or this Sublease is terminated for any other reason before the Sublease Commencement Date, Subtenant shall remove any installations, alterations or improvements made by it within five (5) business days following Subtenant’s receipt of Sublandlord’s written request therefor.  Subtenant agrees to indemnify and hold Sublandlord harmless from and against any damage to the Building, Building systems or the Premises or any claim by Master Landlord resulting or arising from Subtenant’s entry into the Subleased Premises and the performance of any work by Subtenant prior to the Sublease Commencement Date; provided, however, the foregoing indemnity shall not apply to any damage or claim to the extent such damage or claim arises out of, is caused by or results from the negligence or willful misconduct of Sublandlord, Master Landlord or any of their respective agents, contractors, employees, invitees and/or representatives.  Upon the Sublease Expiration Date or any earlier termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in as good condition as existed on the first date of possession by Subtenant, ordinary wear and tear, alterations approved by Sublandlord and Master Landlord expressly permitted by such parties to remain after the Sublease Expiration Date and damage from casualty excepted.

3.                                       Acceptance of Subleased Premises.  Notwithstanding any provision of the Master Lease to the contrary, Subtenant agrees to accept the Subleased Premises and all improvements therein in their current “as is” but broom cleaned and swept condition as of the Sublease Commencement Date and Sublandlord shall have no obligation to make any improvement to the Subleased Premises as a condition to or in connection with Subtenant’s acceptance of the

Subleased Premises; provided, however, the foregoing shall not be deemed a waiver of any obligations that Sublandlord and/or Master Landlord may have pursuant to the terms of the Master Lease to maintain and repair the Subleased Premises, Premises and/or Building (as more particularly set forth therein).  Subject to the foregoing, the taking of possession of the Subleased Premises by Subtenant shall conclusively establish that the Subleased Premises and the Building were at such time in satisfactory condition.  Subtenant acknowledges that neither Sublandlord nor any agent of Sublandlord has made any representation or warranty with respect to the Subleased Premises or the Building or with respect to their suitability for the conduct of Subtenant’s business, and that Sublandlord shall not, either prior to the Sublease Commencement Date or at any time in the future, be required to make any expenditures whatsoever to make any new improvements to the Subleased Premises.

4.                                       Improvements.  Subtenant shall obtain Master Landlord’s and Sublandlord’s prior written approvals to any improvements which Subtenant proposes to make to the Subleased Premises (which approval shall not be unreasonably withheld, conditioned or delayed by Sublandlord), and shall otherwise comply with the applicable provisions of the Master Lease, including Paragraph 8 of the Original Lease, in connection with any proposed improvements.  On or before the Sublease Expiration Date, Subtenant shall remove any and all improvements, alterations and additions made to the Subleased Premises, including Subtenant’s telephone and data cabling, if such removal is required by Master Landlord in accordance with the terms of the Master Lease.  Subject in all events to receipt of Master Landlord’s prior approval, the following procedures shall apply to Subtenant’s design and construction of tenant improvements to the Subleased Premises:

(a)                                  Subtenant shall have the right to use architects, contractors and subcontractors of Subtenant’s selection, subject to Sublandlord’s and Master Landlord’s reasonable approval.  Subtenant shall choose engineers for mechanical/electrical and/or structural design services from a list reasonably pre-approved by Master Landlord.

(b)                                 There shall be no Sublandlord or Master Landlord supervision fee or similar cost charged to either the Subtenant or the contractor in connection with the Subtenant work or any future alterations.

(c)                                  All Subtenant work shall be subject to final approval by the Master Landlord in accordance with the terms of the Master Lease.

5.                                       Base Rent.  From and after the Sublease Commencement Date, Subtenant shall pay to Sublandlord monthly base rental (“Base Rent”) in the amount of $2.25 per rentable square foot of the Subleased Premises, full service gross in advance, on the first day of each month during the Sublease Term, without demand, offset, abatement or deduction of any kind (except as expressly set forth herein).  For purposes of this Sublease, Base Rent shall initially mean the sum of Forty-Three Thousand Four Hundred Seventy Dollars ($43,470.00), subject to the annual increase in the Base Rent hereinafter provided.  Base Rent for the first full calendar month of the Sublease Term shall be paid in advance no later than the date three (3) business days following Master Landlord’s written approval of this Sublease.  If the Sublease Commencement Date is other than the first day of a calendar month, Base Rent for the first partial calendar month shall be prorated based on the number of days from the Sublease Commencement Date to the end of the month in which the Sublease Commencement Date occurs, and such prorated Rent shall be paid together with the Base Rent payable for the first full calendar month.  The monthly Base Rent shall be increased on each anniversary of the Sublease Commencement Date by an amount equal to three percent (3%) of the monthly Base Rent in effect for the calendar month immediately preceding the adjustment date.

6.                                       Additional Rent.  For purposes of this Sublease, Subtenant’s “Base Year” shall mean calendar year 2010 and “Subtenant’s Share” shall mean the increase in Operating Expenses and real property taxes payable by Sublandlord under the Master Lease for the Subleased Premises for each calendar year during the Sublease Term in excess of the actual Operating Expenses and real property taxes attributable to the Subleased Premises under the terms of the Master Lease for the Base Year; provided, however, that Subtenant’s Share shall not include any increase in real property taxes to the extent that such increase is due to the sale of the Building.  For each year commencing from and after January 1, 2011, Subtenant shall pay to Sublandlord in addition to Base Rent, an amount equal to Subtenant’s Share.  The calculation of Subtenant’s Share shall be prorated for any year which is less than a full calendar year.  Sublandlord shall have the right to charge and collect Subtenant’s Share on an estimated basis commencing January 1, 2011 based on Master Landlord’s estimated Operating Expenses and real property taxes for each calendar year with any reconciliation for underpayments or overpayments to be made by the parties within thirty (30) days following Sublandlord’s receipt of the actual year end statements from Master Landlord in accordance with the terms and procedures specified in the Master Lease.  Subtenant shall also pay all other costs and charges allocable to the Subleased Premises and payable by Sublandlord under the Master Lease in the amounts and at the times required under the Master Lease and shall pay all such amounts directly to Sublandlord.  Base Rent, Subtenant’s Share, and all other costs and expenses which Subtenant assumes or agrees to pay to Sublandlord under this Sublease shall constitute and be referred to herein as “Rent” and the Subtenant’s covenant and obligation to pay Rent (and Sublandlord’s obligations to reconcile payments with respect to Subtenant’s Share) shall survive the expiration of the Sublease Term or any earlier termination of this Sublease.  Sublandlord shall provide copies of the invoices it receives from Master Landlord for payment of Sublandlord’s Share and Subtenant shall pay Subtenant’s Share within thirty (30) days thereafter.  Subtenant shall have no right of audit or right to dispute Master Landlord’s statements or invoices of Operating Expenses and real property taxes; provided, however, Sublandlord shall have the right to audit Sublandlord’s books and records with respect to any amounts paid to Sublandlord under this Section 6 upon fifteen (15) days prior written notice.  All payments of Rent shall be made in lawful money of the United States of America and shall be paid to the Sublandlord at the address for Sublandlord set forth in Paragraph 23 below, or to such other party or address as Sublandlord may designate in writing to Subtenant.  Except as otherwise provided in this Sublease, Rent hereunder shall not include (i) any amounts directly resulting from Sublandlord’s default under the Master Lease, provided that such default is not the result of a default by Subtenant under this Sublease; (ii) Operating Expenses and real property taxes to the extent the same are not the obligation of Subtenant under this Sublease; (iii) Base Rent payable by Sublandlord under the Master Lease; (iv) any amounts relating to optional or additional services to the Subleased Premises (such as after-hours HVAC service) not requested or authorized by Subtenant; provided, however, Subtenant acknowledges that the supplemental cooling units located in the Subleased Premises are within Subtenant’s control; or (v) any amounts directly resulting from the acts or omissions of Sublandlord under the Master Lease and not the result of Subtenant’s acts or omissions under this Sublease.

7.                                       Security Deposit.  A security deposit equal to Forty-Seven Thousand Five Hundred and 84/100 Dollars ($47,500.84) shall be on deposit with Sublandlord at all times during the Sublease Term and shall be delivered to Sublandlord within thirty (30) days following Master Landlord’s approval of this Sublease.  Subtenant shall have no right, title or interest in any security deposit which Sublandlord has on deposit with Master Landlord from time to time.  Subtenant’s security deposit shall be governed by the provisions of Paragraph 33 of the Original Lease (except for those provisions specifically relating to payments by Sublandlord to Master Landlord under Paragraph 6 of the Original Lease).  Subtenant’s security deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant within thirty (30) days following the Sublease Expiration Date, and after Subtenant has vacated the Subleased Premises in accordance with the terms of this Sublease.

8.                                       Sublandlord’s Covenants and Representations Regarding Master Lease.  Sublandlord hereby represents to Subtenant that:  (i) the Master Lease is in full force and effect and attached hereto as Exhibit A is a true copy of the Master Lease, redacted to remove certain financial terms not applicable to this Sublease and further redacted to omit those sections and amendments to the Master Lease not applicable to this Sublease; (ii) the Master Lease represents the entire agreement between Sublandlord and Master Landlord relating to the Premises and Sublandlord’s right to use, occupy and possess the Subleased Premises; (iii) the Premises represent all of the premises leased by Sublandlord from Master Landlord; (iv) Sublandlord has received no written notice of default from Landlord with respect to the Master Lease, to Sublandlord’s knowledge, there are no existing events of default on the part of Sublandlord or Master Landlord under the Master Lease nor has any event or condition occurred which, with the giving of notice or the passage of time or both, would result in a default by Sublandlord or Master Landlord under the Master Lease; (v) Sublandlord has received no written notice of noncompliance from any governmental agency or insurance company that would require any work to be performed in the Subleased Premises; and (vi) Sublandlord has not assigned its interest in the Master Lease or sublet any part of the Subleased Premises.  Sublandlord hereby covenants that during the Sublease Term, Sublandlord shall not do or suffer or permit anything to be done which would constitute a default under the Master Lease (beyond any applicable notice and cure period) permitting Master Landlord to terminate the Master Lease.

9.                                       Subtenant’s Assumption of Obligations.  Except as otherwise expressly provided in this Sublease, Subtenant hereby assumes and agrees to perform all of the obligations of Sublandlord as the “Lessee” under the Master Lease to the extent such obligations relate to or concern the Subleased Premises.  In addition to the foregoing, Subtenant hereby covenants and agrees that:  (i) Subtenant shall not do or suffer or permit anything to be done which would constitute a default under the Master Lease or which would cause the Master Lease to be canceled, terminated or forfeited; (ii) except as otherwise specifically provided herein to the contrary and/or to the extent caused by the negligence or willful misconduct of Sublandlord, its employees, contractors, representatives and agents, Subtenant will indemnify and hold Sublandlord harmless from and defend Sublandlord against all claims, liabilities, losses and damages of any kind whatsoever that Sublandlord may incur by reason of, resulting from or arising out of Subtenant’s actions resulting in such cancellation, termination or forfeiture; (iii)

whenever the consent of Master Landlord is required under the terms of the Master Lease with respect to any action of Subtenant, Subtenant shall obtain the consents of Sublandlord (which approval shall not be unreasonably withheld, conditioned or delayed) and Master Landlord prior to taking such action; and (iv) Subtenant will promptly deliver to Sublandlord copies of any and all notices or other correspondence received by Subtenant from Master Landlord.

10.                                 Incorporation of Terms of Master Lease.  Subtenant hereby acknowledges that it has read and is familiar with the provisions of the Master Lease (as redacted herein) and agrees that this Sublease is and shall remain in all respects subordinate to and subject to the Master Lease and any amendments, modifications or supplements to the Master Lease hereafter made, provided that Sublandlord shall not enter into any amendment, modification or supplement of the Master Lease without the prior written consent of Subtenant if such amendment, modification or supplement would materially increase the obligations of the Subtenant or materially decrease its rights under this Sublease.  All waivers of claims against or exculpations of Landlord contained in the Master Lease shall run in favor of each of Master Landlord and Sublandlord.  All rights of approval granted to Master Landlord under the Master Lease shall run in favor of each of Master Landlord and Sublandlord.  If Master Landlord approval is required under the Master Lease and withholds such approval, Sublandlord’s withholding of its approval shall be deemed reasonable.  Notwithstanding the foregoing, whenever the consent of Master Landlord shall be required by, or Master Landlord shall fail to perform its obligations under, the Master Lease, upon Subtenant’s request to Sublandlord to do so, Sublandlord shall use commercially reasonable efforts, as reasonably indicated under the circumstances, to secure such performance or consent by Master Landlord under the Master Lease.  Except as otherwise expressly provided to the contrary in this Sublease, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Master Lease are incorporated herein by reference and are made a part hereof, and shall, as between the Sublandlord and the Subtenant (as if the Sublandlord were the “Lessor” under the Master Lease and the Subtenant were the “Lessee” under the Master Lease), constitute the terms of this Sublease except to the extent that such terms are inapplicable, inconsistent with, or modified by the terms of this Sublease and except that with respect to each obligation or act of Subtenant to be performed under this Sublease, whenever the Master Lease grants to “Lessee” a specified number of days to perform its obligations or acts under the Master Lease, then Subtenant shall have two (2) fewer days, with respect to each obligation or act that relates to the payment of money (but in no case less than two (2) business days), and ten (10) fewer days, with respect to each non-monetary obligation or act, to perform the applicable obligation or act (but in no case less than ten (10) business days).  If any provision of this Sublease is inconsistent with or differs from any provision of the Master Lease, then the provision of this Sublease shall control, it being expressly agreed and understood that in the event of a conflict between the provisions of this Sublease and the provisions of the Master Lease, then, as between Sublandlord and Subtenant, the provisions of this Sublease shall control.  The provisions of the Master Lease which do not relate to and concern the Subleased Premises are not incorporated into this Sublease, and it is expressly agreed and understood that Subtenant shall not be entitled to exercise or enjoy any renewal options, expansion options, purchase options and other similar rights and benefits granted to Sublandlord as the “Lessee” under the Master Lease.

Notwithstanding the foregoing, as between the Sublandlord and the Subtenant, the following provisions of the Master Lease shall not apply (and all cross references in the Master

Lease to such provisions shall be deemed deleted) and shall be of no force or effect with respect to this Sublease:

Original Lease Paragraphs	Description of Deletion

Basic Lease Information	The entirety of such information.

1	The first sentence of Paragraph 1 to the extent the premises being leased to Subtenant is limited to the Subleased Premises.

2	Term, Completion of Improvements

3(a)	The amount of the Base Rent shall be as provided in Paragraph 5 of this Sublease.

3(b)	CPI Adjustment.

6(c), (f), (g)	Lessee’s Percentage Share of Operating Expenses.

25

Only that language added to Paragraph 25 of the Original Lease providing that Subtenant is to be provided with a nondisturbance certificate or agreement as a condition to Subtenant’s obligation to subordinate the Sublease to any ground leases or underlying leases or mortgages or deeds of trust is deleted and inapplicable to the Sublease. The remainder of Paragraph 25 is applicable to the Sublease.

32	Relocation to Substituted Premises.

35 (last sentence only)	Agent for Service of Dispossessory or Other Notice

Lease Rider	Letter of credit security deposit.

Exhibit A	Diagram of Suite 650.

Exhibit B	Initial Improvement of Premises.

Wilshire Palisades Building Parking Agreement	The number, location and rates payable for the parking spaces shall be governed by Paragraph 21 of this Sublease but the remainder of such agreement shall be applicable to this Sublease.

First Amendment	The entirety of the First Amendment shall be inapplicable to the Sublease.

Second Amendment	The entirety of the Second Amendment shall be inapplicable to the Sublease.

Third Amendment	The Third Amendment shall be inapplicable to the Sublease except Sections 10.1, 10.2, 10.3, 10.4, 15.2, 15.3, 15.6, 15.7, 15.9, 15.10, 15.12 and 17 which are applicable to the Sublease.

Fourth Amendment	The entirety of the Fourth Amendment shall be inapplicable to the Sublease.

Fifth Amendment

The entirety of the Fifth Amendment other than the arbitration provisions shall be inapplicable to the Sublease. The applicable arbitration provisions are set forth in the partial excerpt from the Fifth Amendment attached hereto.

Sixth Amendment	The entirety of the Sixth Amendment shall be inapplicable to the Sublease.

Seventh Amendment

The Seventh Amendment shall be inapplicable to the Sublease except to the extent the Premises under the Master Lease were expanded to include the Subleased Premises as provided in Section I.A. of the Seventh Amendment and except for Section IX.A. as modified by Paragraph 21 of this Sublease. All other sections shall be inapplicable to the Sublease.

Eighth Amendment	The entirety of the Eighth Amendment shall be inapplicable to the Sublease.

Ninth Amendment	The entirety of the Ninth Amendment shall be inapplicable to the Sublease.

Tenth Amendment	The entirety of the Tenth Amendment shall be inapplicable to the Sublease.

11.                                 Services and Amenities.  Subtenant hereby acknowledges and agrees that:  (i) the only services and amenities to which Subtenant is entitled under this Sublease are those which relate to and benefit the Subleased Premises under the Master Lease, plus access to the Building parking garage to the extent and subject to the terms and conditions provided in Paragraph 21 of this Sublease; (ii) Sublandlord has no obligation to repair, maintain or improve the Subleased Premises or the Building or to provide any other services or amenities of any kind to Subtenant or the Subleased Premises, other than Sublandlord’s requirement to maintain, in a manner consistent with the requirements outlined in the Master Lease, those portions of the Premises lying outside of the Subleased Premises; (iii) with respect to the performance of any of the obligations of the “Lessor” under the Master Lease (including without limitation, any and all work, services, utilities, repairs, restoration, Lessor’s insurance obligations, indemnities, payments and reimbursements to be made or provided by the “Lessor” under the Master Lease and any and all representations and warranties of the “Lessor” under the Master Lease), whether or not incorporated herein, the sole obligation of Sublandlord shall be to promptly request the performance of delivery of the same in writing from Master Landlord, as and when requested to do so by Subtenant, and to use Sublandlord’s reasonable efforts [(not including the payment of money, the incurring of any liabilities, or the institution of any legal proceedings)] to obtain Master Landlord’s performance; and (iv) Sublandlord shall not be liable to Subtenant or be deemed in default under this Sublease for or due to any failure of Master Landlord to furnish any services or amenities required under the Master Lease or to perform any other obligations of the “Lessor” under the Master Lease, nor shall any such failure by Master Landlord to furnish services or perform its obligations under the Master Lease be construed as an eviction of Subtenant or as entitling Subtenant to any abatement of rent or other sums due under this Sublease unless said default or failure to perform would be construed as an eviction of the Subleased Premises under the terms of the Master Lease.  Notwithstanding anything to the contrary contained herein, if such default or failure of performance of the Master Landlord is due to a default by Sublandlord as Tenant under the Master Lease (except due to a default of Subtenant hereunder), all costs of Subtenant to enforce the Master Lease against Master Landlord shall be paid by Sublandlord within thirty (30) days of receipt of written demand therefor.  If Sublandlord fails, after using reasonable efforts, to cause Master Landlord under the Master Lease to observe and/or perform its obligations under the Master Lease, upon prior written notice to Sublandlord, Sublandlord shall non-exclusively assign to Subtenant Sublandlord’s right under the Master Lease to enforce such provisions of the Master Lease and Sublandlord, upon Subtenant’s reasonable request and at Subtenant’s sole cost and expense, shall reasonably cooperate with Subtenant in this regard.  Notwithstanding anything to the contrary herein, Subtenant’s obligation to pay Rent under this Sublease will abate if (and only if) Sublandlord receives an abatement of the Base Rent payable by Sublandlord with respect to the Subleased Premises under the terms and provisions of the Master Lease.  If Sublandlord receives such an abatement of Base Rent under the Master Lease, then the Rent payable by Subtenant under this Sublease will be abated in the same proportion that the Base Rent payable by Sublandlord with respect to the Subleased Premises under the Master Lease is abated (i.e., if the Base Rent payable by Sublandlord with respect to the Subleased Premises under the Master Lease is abated by 50%, then the Rent payable by Subtenant under this Sublease will be abated by 50%).

12.                                 Termination of Master Lease.  If the Master Lease is terminated for any reason whatsoever, Sublandlord, then, notwithstanding any provision to the contrary contained in this Sublease:  (i) except as otherwise agreed among Master Landlord, Sublandlord and Subtenant, this Sublease shall terminate simultaneously with such termination of the Master Lease and Subtenant shall have no further obligations under the terms of this Sublease unless the termination of the Master Lease is due to any default by Subtenant under the terms of this Sublease; and (ii) Sublandlord shall have no liability to Subtenant in connection with such termination unless such termination is due to a default by Sublandlord of those obligations (and only those obligations) of Sublandlord as the “Lessee” under the Master Lease which have not been assumed by Subtenant under this Sublease or unless Sublandlord has voluntarily agreed with Master Landlord to an earlier termination of the Master Lease or the Sublease (except in the case where termination results from casualty or condemnation in accordance with the terms of the Master Lease).

13.                                 Use.

(a)                                  Generally.  The Subleased Premises shall be used and occupied for general business office purposes and for no other use or purpose.

(b)                                 Entry.  In connection with any entry into the Subleased Premises by Sublandlord, except in the event of an emergency, Sublandlord agrees to provide Subtenant with at least twenty-four (24) hours prior written notice of the same and to complete such entries during Subtenant’s business hours (unless directed otherwise).

(c)                                  Telecommunications Equipment.  Subject to the receipt of Master Landlord’s express written consent, Sublandlord agrees that, at any time during the Sublease Term, Subtenant shall have the non-exclusive right to install, at Subtenant’s sole cost and expense, a satellite dish and/or antennae in an area of the roof of the Building (“Roof Location”) reasonably designated by Master Landlord and conduits, cables, risers, feeders and materials in the shafts, ducts, conduits, chases, utility closets and other facilities of the Building as is reasonably necessary to connect the satellite dish and/or antennae to the Subleased Premises and Subtenant’s other machinery and equipment therein. (collectively, the “Telecommunication Equipment”) solely for its own use; provided, however, any such installation shall be completed by Subtenant at its cost in accordance with all applicable laws.  The physical appearance and location of any exterior Telecommunication Equipment shall be subject to Master Landlord’s reasonable approval, and Master Landlord may require Subtenant to install screening around such exterior equipment, at Subtenant’s sole cost and expense, as reasonably designated by Master Landlord.  Subtenant shall maintain such Telecommunication Equipment at Subtenant’s sole cost and expense.  In addition, Subtenant’s use of the Telecommunications Equipment shall not interfere with any other entities’ telecommunications equipment located on or in the Building at the time Subtenant installs the Telecommunications Equipment thereon or therein.  In the event Subtenant elects to exercise its right to install Telecommunication Equipment as set forth in this Section 13(c), then Subtenant shall give Sublandlord and Master Landlord prior notice thereof; all entry and work on the roof shall be coordinated in advance with Master Landlord.  Upon the expiration or earlier termination of this Sublease, Subtenant shall remove its Telecommunications Equipment and perform any reasonably requested repairs and patching, at Subtenant’s expense; provided, however, Subtenant shall not be required to make any repairs required because of ordinary wear and tear on the roof.

14.                                 Assignment and Subletting.  Except as permitted in Section 10.2 of the Third Amendment, Subtenant shall have no right to assign the Sublease or its interest therein, sublease all or any portion of the Subleased Premises, or make or enter into any other transfer of Subtenant’s interest in this Sublease or in the Subleased Premises without the prior written consent of Sublandlord and that of Master Landlord as provided in and required by the terms of the Master Lease.

15.                                 Subtenant’s Insurance.  Subtenant agrees to procure and maintain during the Sublease Term, all insurance required to be maintained by “Lessee” under the Master Lease relating to or applicable for the Subleased Premises, with Sublandlord and Master Landlord (to the extent of their respective interests in the Subleased Premises) named as additional insureds, and to deliver certificates of such insurance to Sublandlord prior to the earlier of, the Sublease Commencement Date or the date Subtenant or its representatives enter onto the Subleased Premises in preparation for Subtenant’s occupancy.

16.                                 Repair and Maintenance of the Subleased Premises.  Notwithstanding anything to the contrary contained herein, Subtenant shall be responsible for the repair and/or maintenance of the Subleased Premises and the performance of all repair, maintenance, replacement and improvement obligations on the part of the “Lessee” under the Master Lease regarding the

Subleased Premises, and Sublandlord shall have no responsibility for any repair, maintenance, replacement or improvement of the Subleased Premises during the Sublease Term.

17.                                 Non-Standard Building Utilities.  Subtenant shall pay the costs and charges for all non-standard utilities supplied to the Subleased Premises as provided in Section 5 of the Master Lease.

18.                                 Signage.  Subtenant shall have the right, with Master Landlord’s prior consent, to install and maintain one sign in the fifth floor elevator lobby bearing the Subtenant’s name.  Subtenant shall submit any proposed signage to Sublandlord for Sublandlord’s (which approval shall not be unreasonably withheld and granted if Master Landlord approves the same) and Master Landlord’s approval and shall pay for all costs of design, fabrication, installation and maintenance of the Subtenant’s sign.  Subtenant acknowledges that under the Master Lease, Master Landlord reserves the right to approve the graphics, color, size, lighting and other aesthetic elements of Subtenant’s sign to assure conformity with the Building’s graphics program and existing commitments to other tenants in the Building.  Subtenant shall also be entitled to that number of lines on the Building directory in the ground floor lobby of the Building approximately equal to the proportion which the rentable area of the Subleased Premises bears to the total rentable area of the Building.  Subtenant’s signage rights hereunder are personal to Subtenant and may not be assigned or transferred by Subtenant to any other person or entity, including, without limitation, to a transferee of Subtenant’s rights to the Subleased Premises or to any occupants of the Subleased Premises without Sublandlord’s (which approval shall not be unreasonably withheld and granted if Master Landlord approves the same) and Master Landlord’s prior approval.

19.                                 Subordination.  Notwithstanding anything to the contrary contained in the Master Lease, this Sublease is subject and subordinate at all times to all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building or the land upon which the Building is situated or both, and the lien of any first mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Building, land, ground leases or underlying leases, or Master Landlord’s interest or estate in any of such items is specified as security, and in no event shall Subtenant have any right to receive a nondisturbance or recognition agreement from any existing or future lessor, mortgagee or beneficiary under a deed of trust.

20.                                 Furniture and Furnishings.  Effective as of the Sublease Commencement Date and as further consideration for Subtenant’s sublease of the Subleased Premises, Sublandlord hereby transfers, conveys and assigns to Subtenant all of its right, title and interest in and to the furniture, furnishings and equipment, including any improvements (“FF&E”), installed or located within the Subleased Premises as of the date of this Sublease.  Subtenant acknowledges and agrees that the FF&E is being conveyed to Subtenant in its “as-is” condition with all faults, and that Sublandlord makes no representation or warranty regarding the same.  Sublandlord agrees to execute any commercially reasonable documents requested by Subtenant to evidence the transfer of the FF&E including, without limitation, a bill of sale.

21.                                 Parking.  Subtenant shall be entitled (but shall have no obligation), during the Sublease Term to lease from Master Landlord the following number of parking spaces

(“Subtenant Parking Spaces”) from those parking spaces available to Sublandlord under the terms of the Master Lease including, without limitation, the first paragraph of Section IX.A. of the Seventh Amendment:  (a) four (4) reserved parking spaces located in the Building Parking; (b) twenty-seven (27) unreserved parking spaces in the Building Parking; and (c) thirty-six (36) unreserved parking spaces in Structure Parking.  Subtenant shall pay directly to Master Landlord the then prevailing monthly charges established from time to time by Master Landlord for such parking spaces.  The initial charges for the parking spaces provided in the first paragraph of Section IX.A. of the Seventh Amendment shall not apply to this Sublease.  The second full paragraph of Section IX.A. of the Seventh Amendment shall not apply to this Sublease.  The provisions of the Wilshire Palisades Building Parking Agreement dated January 15, 1985 entered into between Sublandlord and Tele/TAC Associates as the original Master Landlord (a copy of which is attached to and made a part of the Master Lease) relating to and regulating the payment for and use of parking spaces shall be applicable to Subtenant except that Subtenant will only be entitled to use the Subtenant Parking Spaces and shall pay the prevailing parking charges and rates as described in this Paragraph 21.

22.                                 Brokers and Finders.  In connection with the transaction contemplated by this Sublease, each party hereby represents and warrants that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker’s fee, finder’s fee, commission or other similar compensation shall or may become due or payable, with the exception of Cushman & Wakefield of California, Inc. which represents Sublandlord and Madison Partners which represents Subtenant (collectively, “Broker”).  In full satisfaction of any brokerage commissions payable in connection with this Sublease, Sublandlord shall pay a commission to the Subtenant’s Broker pursuant to the terms of a separate written agreement entered into between Sublandlord and Subtenant’s Broker.  Sublandlord and the Subtenant shall each indemnify, defend and hold the other harmless from and against any and all loss, cost, damage, liability, claim or expense (including, without limitation, reasonable attorneys’ fees, charges and disbursements), by reason of a breach of the foregoing provisions or by reason of any claim of or liability to any broker, finder or like agent (other than the Broker) who shall claim to have dealt with the Sublandlord or the Subtenant, respectively, in connection with this transaction and this Sublease.  The provisions of this Paragraph shall survive the termination of this Sublease.

23.                                 Notices.  All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Sublease shall be given in accordance with Paragraph 35 of the Original Lease at the following addresses:

If to the Sublandlord:

Dimensional Fund Advisors LP

1299 Ocean Avenue, 11th Floor

Santa Monica, California 90401

Attention:  Dave Martin

With a second copy to the Attention:  Legal Department

and

If to the Subtenant:

Demand Media, Inc.

1333 2nd Street, Suite 100

Santa Monica, California 90401

Attention:  Matt Polesetsky

24.                                 Consent of Master Landlord.  The effectiveness of this Sublease is conditioned upon the execution by the Master Landlord of consent in a form Master Landlord may reasonably require (the “Consent”).  Promptly following the full execution and delivery of this Sublease, Sublandlord shall submit this Sublease to Master Landlord for its consent and shall, thereafter, use reasonable efforts to obtain such consent from Master Landlord and Subtenant shall reasonably cooperate with Sublandlord in connection with those efforts, including, without limitation, promptly delivering such financial and other information and documentation that Master Landlord reasonably requests.  If, notwithstanding such reasonable efforts, Master Landlord does not execute the Consent by the date forty-five (45) days following the execution and delivery of this Sublease, Subtenant and Sublandlord shall each have the right to cancel this Sublease by giving written notice of such cancellation to the other party following such date and prior to receipt of the Consent.  As of that date which is ten (10) business days following the proper delivery of any such cancellation notice, and provided that the Consent has not been obtained within such ten (10) business day period, this Sublease shall be deemed terminated and both parties shall be released from all further obligations under this Sublease, except that Sublandlord shall promptly return any funds provided by Subtenant in connection with this Sublease

25.                                 Entire Agreement.  This Sublease sets forth the entire agreement between the parties and there are no other agreements or understandings of any kind or nature between the parties with respect to the subject matter, except as set forth herein.  This Sublease may not be modified, altered, or amended, other than by an agreement in writing, signed by the party against whom enforcement of said agreement is sought.

26.                                 Counterparts.  This Sublease may be executed in multiple counterparts, each of which shall be an original and all of which together shall form one agreement.

27.                                 Confidentiality.  Subtenant acknowledges that the terms of this Sublease are confidential between Sublandlord and Subtenant.  Subtenant shall not disclose the economic terms of this Sublease, including the rental rates, to any third party other than Master Landlord, Subtenant’s attorneys and advisors who are assisting Subtenant in the consummation of this transaction or in the enforcement or interpretation of Subtenant’s rights hereunder, or except as otherwise required by law.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first above written.

Sublandlord:

Dimensional Fund Advisors LP,
a Delaware limited partnership

By:	Dimensional Holdings, Inc.
Its: General Partner

	By:	/s/ David R. Martin
	Name:	Dave Martin
	Title:	Vice President & Chief Financial Officer

Subtenant:

Demand Media, Inc.,
a Delaware corporation

By:	/s/ Charles S. Hilliard
Name:	Charles S. Hilliard
Title:	President & Chief Financial Officer